Exhibit (a)(1)(P)
My Finances My Registered Decisions Transaction ID: 1010101 You may change your decisions until the option exchange window 14-Sep-2009 10:09:10 AM Pacific closes on 30-Oct-2009 8:00 PM Pacific Your Current Stock Option Information Final New Grant Information Your Decision Grant Number: 874856Grant Date:10-Dec-2002Expiration Date:10-Dec-2012Available Options: 3900 @ $18.11 Grant is ineligible Grant is ineligible Grant Number: 1037448Grant Date:22-Apr-2003Expiration Date:22-Apr-2013Available Options: 1050 @ $18.63 Grant is ineligible Grant is ineligible Grant Number: APPR01055939Grant Date:15-Apr-2004Expiration Date:15-Apr-2014Available Options: The final exchange ratio is...and your new option 72 @ $27.00 quantity would be:1.8 : 140 Exchange for new options Grant Number: UAPP01055939Grant Date:15-Apr-2004Expiration Date:15-Apr-2014Available Options: The final exchange ratio is...and your new option 2028 @ $27.00 quantity would be:1.8 : 11126.66 Keep current options Grant Number: UAPP000053334Grant Date:21-Apr-2005Expiration Date:21-Apr-2012 The final exchange ratio is...and your new option quantity would be:2.3 : 1420 Exchange for new options

Available Options: 966 @ $23.16 Grant Number: APPR000053334Grant Date:21-Apr-2005Expiration Date:21-Apr-2012Available Options: The final exchange ratio is...and your new option 84 @ $23.16 quantity would be:2.3 : 136.52 No decision registered Grant Number: 0000000202000Grant Date:21-Apr-2006Expiration Date:21-Apr-2013Available Options: 270 @ $19.51 Grant is ineligible Grant is ineligible Summary Total Options You are Submitting for ExchangeYour New Option Quantity Would Be1038460 The eligibility of your stock options shown in the My Option Exchange tool may change due to an increase in the Intel stock price. If the stock price rises above the grant price of your current options, those options will no longer be eligible to exchange. This is a tool generated email — please do not reply directly to this email
The eligibility of your stock options shown in the My Option Exchange tool may change due to an increase in the Intel stock price. If the stock price rises above the grant price of your current options, those options will no longer be eligible to exchange.
This is a tool generated email - please do not reply directly to this email